EXHIBIT 10.1

                          EXCLUSIVE MARKETING AGREEMENT

THIS EXCLUSIVE MARKETING AGREEMENT (this "Agreement") is entered into this 2nd day of February, 2004 (the "Effective Date"), between SUNNCOMM TECHNOLOGIES, INC. a Nevada corporation having its principal place of business located at 668 North 44th Street, Suite 248, Phoenix, Arizona 85008 ("SunnComm"), and QUIET TIGER, INC., a Nevada corporation having its principal place of business located at 668 North 44th Street, Suite 233, Phoenix, Arizona 85008 ("Licensee).

                                    RECITALS

WHEREAS SunnComm has developed and owns intellectual property rights to proprietary copy control technologies used for the protection of enhanced audio-only and audiovisual compact discs (hereinafter "CD(s)") and enhanced audio-only and audiovisual digital video discs (hereinafter "DVD(s)"), as more particularly described on Exhibit "A" attached hereto.(the "SunnComm Products"); and

WHEREAS SunnComm and Licensee previously entered into that certain Asset Purchase Agreement, as amended, dated November 15, 2002, that, among other things, granted to Licensee an exclusive right of first refusal to license existing or future-developed SunnComm technologies and products for purposes of Marketing; and

WHEREAS Licensee desires to exercise its right of first refusal and whereby Licensee will be granted an exclusive license to distribute, market, advertise, and sublicense the "SunnComm Products throughout the Territory (as described below) upon the terms and conditions set forth herein.

                                    AGREEMENT

1. GRANT OF RIGHTS. SunnComm hereby grants to Licensee an exclusive, non-transferable right and license throughout the Territory to distribute, market, advertise and sublicense the SunnComm Products throughout the Territory during the Term. Licensee is further granted an assignment of all revenues derived from the following:

     a. that certain Copy Protection Agreement dated May 30, 2003, by and between SunnComm, as Licensor, and BMG Music, as Licensee, and

     b. that certain Technology License Agreement dated December 2, 2003, by and between SunnComm, as licensor and Sonopress, L.L.C., as Licensee, and

     c. that certain Software Licensing Agreement dated January 12, 2004, by and between SunnComm, as Licensor and Immediatek, Inc. as Licensee.

     d. This Agreement shall remain exclusive so long as Licensee pays SunnComm a minimum monthly royalty of One Hundred Thirty Eight Thousand Dollars per month to be applied against current and future royalties owed SunnComm, and a monthly administrative support fee of Twelve Thousand Dollars ($12,000). SunnComm shall pay an interest charge of five percent (5%) to be applied against the advance on future royalties.

2. TERM. The term of this Agreement shall commence upon the date hereof and shall continue in perpetuity except as otherwise provided in this Agreement. (the "Term").

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3. TERRITORY. The territory shall be the world (the "Territory").

4. LICENSE FEE. Upon the execution of this Agreement, Licensee shall pay SunnComm an initial license fee (the "License Fee") of Two Million and Thirty Thousand Dollars ($2,030,000) payable as follows:

     a. Licensee shall issue to SunnComm 64,000,000 shares of the common stock of Licensee (the "Shares") based upon a value of $.03 per share. The Shares shall bear a restrictive legend in accordance with the rules and regulations of the Securities and Exchange Commission, shall be non-assessable and free and clear of any and all liens and encumbrances;

     b. Licensee agrees to register the Shares with the Securities and Exchange Commission on Form SB-2 in accordance with a plan of Marketing to the SunnComm shareholders upon thirty (30) days written notice from SunnComm to Licensee.

     c. Licensee shall assume an obligation in the approximate amount of One Hundred and Ten Thousand Dollars ($110,000) of SunnComm to Artie Ripp for consulting services rendered to SunnComm.

5. MARKETING AND CONSULTING STAFF. As a condition to the effectiveness of this Agreement, it is further agreed between the parties hereto that William Whitmore and Michal Aviel shall resign their respective positions with SunnComm and enter into an employment arrangement with Licensee upon terms acceptable to the parties hereto. Further, Artie Ripp shall enter into a mutually acceptable consulting agreement with Licensee.

6. ROYALTY. Licensee shall pay a royalty to SunnComm equal to sixty percent (60%) of any and all gross licensing revenue earned by Licensee with respect to the SunnComm Products until Licensee exceeds Three Million Six Hundred Thousand Dollars ($3,600,000) in annual gross licensing revenue. Thereafter, Licensee shall pay SunnComm a royalty equal to fifty percent (50%) of any and all gross licensing revenue earned by Licensee with respect to the SunnComm Products.

7. MARKETING COSTS AND EXPENSES. Except as otherwise set forth in this Agreement, Licensee shall be responsible for all of its marketing costs and related expenses.

8. MAINTENANCE AND SUPPORT. SunnComm hereby agrees to maintain and support the SunnComm Products, and to provide upgrades, modifications and enhancements to Licensee at SunnComm's sole cost and expense.

9. REPRESENTATIONS AND WARRANTIES OF SUNNCOMM. SunnComm represents and warrants to Licensee that it owns all right, title and interest in and to the SunnComm Products, has full authority to enter into this Agreement and effectuate the transactions contemplated hereunder, and that executing this Agreement shall not infringe upon any third party right.

10. REPRESENTATIONS AND WARRATIES OF LICENSEE. Licensee represents and warrants to SunnComm that it has obtained any and all necessary approvals, and has the authority to enter into this Agreement.

11. GENERAL.

     11.1.Governing Law and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Arizona without regard to principles of conflict of laws. Arizona courts (state or federal) will have the exclusive jurisdiction over any controversies regarding this Agreement; any


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Governing  Law  and  Venue - continued

action or other proceeding which involves such a controversy will be brought in such Arizona courts and not elsewhere. The Parties agree to submit to the exclusive jurisdiction over all disputes hereunder in the appropriate federal or state courts in the State of Arizona located in Maricopa County.

     11.2. Assignment. Neither party shall assign any of its rights or obligations under this Agreement other than, with prior written consent of the other, to an entity owning or acquiring all or substantially all of its stock or assets.

     11.3. Publicity; Licensee Marks. In no event shall SunnComm or Licensee publish or otherwise release any press release or other article, announcement or publication concerning this Agreement or the subject matter related hereto without first obtaining the other party's written approval thereof, and to the content and timing thereof, which approval may be given in its sole discretion. In no event shall SunnComm or Licensee use any trademark, service mark, or trade name of the other party without the prior written approval of the rights-holder in such trademark, service mark, or trade name.

     11.4. Remedies. To the extent permitted by applicable law, the rights and remedies of the Parties provided under this Agreement are cumulative, and the exercise or failure to exercise any particular right or remedy will not be in limitation of any other right or remedy, whether hereunder, at law or equity or by contract.

     11.5. Confidentiality. Each party shall use its reasonable efforts to (i) keep confidential the terms of this Agreement and all other information obtained from the other party pursuant to this Agreement, provided that such terms and/or information are identified, in writing, as confidential, (ii) keep confidential all information which is specifically designated in writing as "trade secret" for so long as the information remains secret, and (iii) not divulge to or discuss with any third parties the results of any testing and/or evaluation of the SunnComm Products which Licensee may carry out under this Agreement. All business terms of this Agreement are to be considered as confidential. Except as otherwise specified in section (ii) of this Section 7.5, these obligations shall survive for a period of two (2) years following the date of the termination of the Term, but such obligations shall not apply to information already known to the recipient at the time of disclosure and not subject to terms of confidentiality, independently developed by the recipient, or otherwise generally publicly available. Notwithstanding anything to the contrary contained in this Section 7.5, it shall not be deemed to be a breach of this Section 7.5 or of this Agreement if either party is required to disclose confidential information pursuant to: (a) any statute, regulation, order, subpoena or document discovery request, provided that, if allowed by applicable law, prior written notice of such disclosure is furnished to the disclosing party as soon as practicable in order to afford the disclosing party an opportunity to seek a protective order (it being agreed that if the disclosing party is unable to obtain or does not seek a protective order and the receiving party is legally compelled to disclose such information, disclosure of such information may be made without liability); or (b) in connection with an audit or review by any taxing authority, provided that, if allowed by applicable law, prior written notice of the request thereof is furnished to disclosing party.


     11.6. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes any and all prior written or oral agreement or understanding relating to the same subject matter. No change to this Agreement will be effective unless made in writing and signed by both parties.

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     11.7.  Headings.  The use of headings in each Section of this Agreement are for convenience only and will have no legal effect whatsoever.



IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

SUNNCOMM TECHNOLOGIES, INC.                 QUIET TIGER, INC.



By:                                        By:
   -------------------------------            ----------------------------------
         Signature                                  Signature

Name:                                      Name:
     -----------------------------              --------------------------------
         Print                                       Print

Title:                                     Title:
      ----------------------------               -------------------------------
         Print                                       Print

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                                    EXHIBIT A
                                    ---------

                        Description of SunnComm Products

                             MediaMax M4 Technology

SunnComm's MediaMax M4 technology provides cross-platform playability, security and an enhanced visual and listening experience for PC and Mac users. The technology is based on a two session CD wherein the first session is made up of CD-A files and the second session is made of up of compressed WMA files embedded into a versatile multimedia user interface.

When the CD is inserted into a standard music CD or DVD player, the first session is accessed and played normally. However, when the CD is inserted into a CDROM or DVD drive of a computer, this session is inaccessible. Instead, a second session becomes available. This second session contains a duplicate set of songs which are stored in a protected format. In addition, the second session contains special features such as video clips, photos, artist information, song lyrics, MusicMail(TM) (song sharing capability), and web links (artist's site, label's site) etc.

Media Max technology offers:
----------------------------

     Content Protection
     Regions on the disc that are marked as being protected are inaccessible by any software on the computer.

     Self Authentication
     For regions on the disc where normal access by the computer is allowed, additional markings are present on the original CD that will allow the software to instantly detect if the disc is the result of an unauthorized copy and prevent any further access.

     Track Identification
     This software identifies unauthorized copies and individual tracks of MediaMax protected CDs and prevents access accordingly. As a result, when the user burns a custom CD that includes tracks from protected MediaMax CDs, those tracks will not be accessible on any computer that has the LMT installed.

     Digital Rights Management (DRM)
     This technology allows users to enjoy the music stored on the second session of the CD but only after a license has been downloaded from the MediaMax license server. This process is conducted seamlessly and automatically without user interaction the first time the original disc is inserted in the drive.

     Note: This option is used for Macs and Windows Media Players 6.4 - 7.0.

     Onboard Digital Right Management
     This technology allow owners of original CD's to obtain a license directly from the CD without the need for Internet access.

     Note: This option is only available for PCs utilizing Windows Media Players
     7.1 and above.


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MusicMail(TM)
This feature allows the owner of an originally purchased MediaMax protected CD to share music with friends without violating any copyright laws. The owner can invite friends to download songs by using MusicMail to create and send email messages. The friends can then download the songs by clicking on the links included in the message. The embedded DRM technology will allow the friends to play the song for a limited amount of days or plays.

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